Exhibit 10.40

RICHARD A. BACHMANN Chairman and CEO	Direct (504) 799-1944 Fax: (504) 799-1901 bachmann@eplweb.com

November 29, 2007

Mr. Thomas DeBrock

102 Audubon Lane

Mandeville, LA 70471

Dear Tom:

In recognition of your valuable services to Energy Partners, Ltd. (the “Company”) and to encourage you to remain in the employment of the Company, the Company will pay you a cash bonus of $120,000 (the “Annual Bonus Amount”) on each of the Applicable Payment Dates (as hereinafter defined) provided that you remain in the employment of the Company through the Applicable Payment Date. For purposes of this letter, the following are the Applicable Payment Dates: (i) December 1, 2007, (ii) December 1, 2008, (iii) December 1, 2009, (iv) December 1, 2010, and (v) December 1, 2011.

In the event that there is a Change of Control (as defined in Exhibit A hereto) and your employment terminates before December 1, 2011 by reason of a Qualifying Termination (as defined in Exhibit A hereto) following such Change of Control, the Company will, subject to the provisions of the next paragraph, pay you in a lump sum on such date as may be determined by the Company but not later than 60 days after such Qualifying Termination an amount equal to the sum of the Annual Bonus Amounts for each of the Applicable Payment Dates subsequent to the date of termination of your employment. In the event that your employment terminates for any reason other than as set forth in the preceding sentence, you will forfeit any right to receive any Annual Bonus Amounts for any Applicable Payment Dates subsequent to the date of termination of your employment.

It is intended that the payments under this letter agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this letter agreement shall be interpreted and operated consistently with that intent. If you are a “specified employee” (within the meaning of Code Section 409A and the regulations thereunder and as determined by the Company in accordance with said Section 409A) at the time of your separation from service (as defined below), any payment under this letter agreement that is payable on account of such separation from service and not exempt under said Section 409A or the regulations thereunder shall be made no earlier than the date which is 6 months after the date of your separation from service (or, if earlier than the end of such 6-month period, the date of your death), and (ii) you shall be deemed to have terminated from employment for purposes of this letter agreement if and only if you have experienced a “separation from service” within the meaning of said Section 409A and the regulations thereunder. To the extent any payment under this letter agreement is subject to the 6-month delay, such payment shall be paid immediately after the end of such 6-month period (or the date of your death, if earlier).

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Nothing in this letter will confer on you any right to continuance of employment with the Company or interfere in any way with the right of the Company to terminate your employment at any time or for any reason.

If you have any questions, please call me.

Please acknowledge your acceptance of the terms of this bonus arrangement by signing below and returning one copy to the undersigned, whereupon this shall constitute a binding agreement between us.

Sincerely,

/s/ Richard A. Bachmann
Richard A. Bachmann
Chairman and Chief Executive Officer

ACCEPTED AND AGREED

THIS 29TH day of November 2007

/s/ Thomas DeBrock
Thomas DeBrock

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EXHIBIT A

DEFINITIONS

The following definitions shall apply for purposes of this letter agreement:

1. “Cause” means with respect to you (i) your conviction of a felony, (ii) dishonesty, (iii) your failure to perform your duties, (iv) insubordination, (v) theft, (vi) wrongful disclosure of confidential information, (vii) conflict of interest that is undisclosed and not approved by the Company’s Board of Directors, (viii) violation of written Company policies applicable to all employees, or (ix) engaging in any manner, directly or indirectly, in a business that competes with the business of the Company in any capacity that is undisclosed and not approved by the Company’s Board of Directors.

2. “Change of Control” means and shall be deemed to have occurred if:

(a) any person (within the meaning of the Securities Exchange Act of 1934, as amended from time to time), other than the Company or a Related Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), directly or indirectly, of Voting Securities representing 25 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(b) the individuals who, as of May 4, 2006, constitute the Board of Directors of the Company, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board of Directors of the Company was approved by a vote of at least a majority of the directors then still in office who either were directors as of May 4, 2006 or whose recommendation, election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the members of the Board of Directors of the Company; or

(c) a merger, consolidation, recapitalization or reorganization of the Company or a Subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a Subsidiary is consummated, other than (I) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a Subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 50 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (II) any such transaction which would result in a Related Party beneficially owning more than 50 percent of the voting securities of the surviving entity outstanding immediately after such transaction; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than any such transaction which would result in a

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Related Party owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

For purposes of this definition of “Change of Control”:

(i) “Related Party” means (a) a majority-owned subsidiary of the Company; (b) an employee or group of employees of the Company or any majority-owned subsidiary of the Company; (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (d) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.

(ii) “Voting Securities” means any securities of the Company which carry the right to vote generally in the election of directors.

3. “Good Reason” for termination shall exist with respect to you if, without the your consent, any of the following events occur:

(i)	a material reduction in the your base salary;

(ii)	a material diminution in the your authority, duties or responsibilities; or

(iii)	any requirement that you relocate to an office which is more than 35 miles in driving distance from the office at which the you are employed immediately prior to the Change of Control.

Notwithstanding the foregoing, if the Company ceases to be a public company, an event otherwise described in clause (ii) above shall not be deemed to have occurred merely because your authority, duties or responsibilities are changed in connection with the Company’s ceasing to be a public company, provided your authority, duties and responsibilities otherwise remain substantially the same as the authority, duties and responsibilities of a person with your position (determined before the change) within a comparably sized independent private energy company.

A termination of employment by you shall not be considered to be for Good Reason unless you provide written notice to the Company of the existence of the condition constituting Good Reason within ninety (90) days after the initial existence of such condition, and the Company fails to remedy the condition within 30 days after receiving such notice.

4. “Qualifying Termination” means the termination of your employment within two years following a Change of Control either by reason of an involuntary termination of employment by the Company without Cause or a voluntary termination of employment by you for Good Reason.

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